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                                                                    EXHIBIT 99.1


eOn Communications Corporation(TM) Announces Resignation of J. Michael O'Dell, CEO and President; David S. Lee, Founder and Chairman, to Serve as Interim CEO

Memphis, TN - May 15, 2000 - eOn Communications Corporation (Nasdaq:EONC), the leading provider of unified Linux(TM)-based voice, Web and Internet communications servers, today announced the resignation of J. Michael O'Dell as president and chief executive officer and as a member of the board of directors. O'Dell cited personal reasons for his decision, including a desire to return to Texas where his family is located. David S. Lee, eOn's founder and chairman of its board of directors, will serve as interim CEO until a permanent successor is identified.

"Our company is in a strong position to capitalize upon the significant momentum we have achieved in the development of Linux-based products and applications for the rapidly expanding contact center and unified voice, data and Internet communications markets," said Lee. "We will continue with a strategy to meet the growing demand for these new products. We expect to report next week our results for the third quarter.

"I wish to thank Mike O'Dell for his many contributions to the progress of our company, including leading eOn's aggressive expansion into the Linux communications server arena," said Lee. "He has agreed to continue as a consultant to eOn in business development matters. The Board and I wish him much success in his future endeavors."

About eOn Communications Corporation: eOn Communications Corporation (www.eoncc.com) designs, develops and markets next-generation Linux-based communications servers and software that integrate and manage voice, e-mail and Internet communications for customer contact centers and general business applications. The Company also offers the Millennium(R) digital switching platform for small and medium-sized installations. eOn Communications Corporation helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty.